Exhibit 99.1

FOR IMMEDIATE RELEASE:

THE MEDICINES COMPANY ANNOUNCES INTENTION
TO OFFER $300 MILLION OF CONVERTIBLE NOTES

PARSIPPANY, N.J., JANUARY 6, 2015 — The Medicines Company (NASDAQ:  MDCO) (the “Company”) today announced that it proposes to offer $300 million aggregate principal amount of its convertible senior notes due 2022, subject to market conditions and other factors.  The notes are to be offered and sold only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended.  The notes will be convertible, upon certain conditions, into cash up to their principal amount and, with respect to any excess conversion value, shares of the Company’s common stock.  The interest rate, conversion rate, offering price, redemption rights and other terms will be determined by negotiations among the Company and the initial purchasers of the notes.  The Company also expects to grant to the initial purchasers a 30-day option to purchase up to an additional $45 million aggregate principal amount of the notes.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, any of these securities.  Any offers of the notes will be made only by means of a confidential offering memorandum.  The notes and the shares of the Company’s common stock underlying these securities have not been and will not be registered under the Securities Act of 1933, as amended, or the securities laws of any other jurisdiction and may not be offered or sold in the United States without registration or an applicable exemption from registration requirements.

Forward-Looking Statements

Statements contained in this press release about the Company that are not purely historical, and all other statements that are not purely historical, may be deemed to be forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995.  Without limiting the foregoing, the words “intention” and “expects” and similar expressions are intended to identify forward-looking statements.  These forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s intentions with respect to the offering of notes to be materially different from those expressed or implied by these forward-looking statements.  Important factors that may cause or contribute to such differences include market conditions, whether or not the Company will consummate the offering, the anticipated terms of the notes and such other factors as are set forth in the risk factors detailed from time to time in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission including, without limitation, the risk factors detailed in the Company’s Quarterly Report on Form 10-Q filed on November 7, 2014, which are incorporated herein by reference.  The Company specifically disclaims any obligation to update these forward-looking statements.

Source: The Medicines Company

Contacts:

Investor Relations:

Neera Dahiya Ravindran, MD

Vice President, Investor Relations & Strategic Planning

neera.ravindran@themedco.com

+1-973-290-6044

Media:

Bob Laverty

Vice President, Communications

Office of D.E.S.I.GN

robert.laverty@themedco.com

+1-973-290-6162